Exhibit 23.3
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the (1) Registration Statement (Forms S-8 No. 333-72724 and No. 333-40520) pertaining to the Private Business Inc. 2000 Employee Stock Purchase Plan and (2) Registration Statement (Form S-8 No. 333-116402) pertaining to the Private Business, Inc. 2004 Equity Incentive Plan, of our report dated January 29, 2004 and April 14, 2006, with respect to the financial statements of Total Bank Technology Solutions, Inc. for the year ended December 31, 2003, and of report dated January 26, 2005 and April 14, 2006, with respect to the financial statements of Total Bank Technology, L.L.C. for the year ended December 31, 2004 will appear in Amendment No. 1 to the Current Report (Form 8-K) of Goldleaf Financial Solutions, Inc. (formerly known as Private Business, Inc.) to be filed on June 7, 2006.
/s/ Stockman Kast Ryan & Co., LLP
Colorado Springs, Colorado
June 6, 2006